EXHIBIT 21.1

LIST OF SUBSIDIARIES

Entity (1)	Jurisdiction of Incorporation
BHR, Inc.	Delaware
BHR Business Trust	Maryland
BHR Partners, LLC	Delaware
Behringer Harvard Operating Partnership I LP(2)	Texas

(1)	Does not include subsidiaries of Behringer Harvard Operating Partnership I LP, which hold our investment assets.
(2)

BHR Business Trust and BHR Partners, LLC, each a wholly-owned subsidiary of Behringer Harvard REIT I, Inc., are limited partners of Behringer Harvard Operating Partnership I LP; BHR, Inc., a wholly-owned subsidiary of Behringer Harvard REIT I, Inc., is the sole general partner of Behringer Harvard Operating Partnership I LP.